UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): January 8, 2006

YP CORP.
(Exact name of registrant as specified in charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting of the Board of Directors of YP Corp. (the “Company”), held on January 8, 2006, John T. Kurtzweil, R.A. Johnson-Clague, Peter J. Bergmann and Paul Gottlieb each resigned from the Board of Directors of the Company and the respective committees of the Board of Directors on which they were serving. Subsequent to the foregoing resignations, Joseph F. Cunningham, Jr. and Elisabeth Demarse were elected to the Board of Directors of the Company. In addition, Daniel L. Coury, Sr., a current member of the Board of Directors, was elected Chairman of the Board and Mr. Cunningham was appointed to serve as the Chairman of the Audit Committee of the Board of Directors.

Ms. Demarse was the Chief Executive Officer and President of Bankrate, Inc. from April 2000 until July 2004. From January 1999 to May 2000 Ms. Demarse was an Executive Vice President at Hoover’s Inc. From October 1998 to January 1999 Ms. Demarse was President of Newco, a private equity firm. Ms. Demarse received a degree in History from Wellesley College in 1976 and an M.B.A. from Harvard Business School in 1980.

Mr. Cunningham founded and has been the President and Chief Executive Officer of Liberty Mortgage Acceptance Corporation since 1992. Liberty Mortgage Acceptance Corporation is a nationwide mortgage lender. From March 1985 to 1992, Mr. Cunningham was the Chief Executive Officer of Socal Mortgage Corporation. From March 1984 to February 1985, Mr. Cunningham was the Chief Operating Officer of Colwell Financial Corporation and from January 1980 to February 1984, was the Executive Vice President and Chief Financial Officer of Granite Financial Corporation. Mr. Cunningham received a B.S. in Accounting from Boston College in 1969.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP.

Date: January 12, 2006	/s/ John Raven
John Raven
Chief Operating Officer